EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mid-America Apartment Communities, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 33-91416, 333-98065 and 333-115834) on Form S-8 and the registration statements (Nos. 333-112469, 333-82526, 333-71315, 333-57309, and 333-123954) on Form S-3 of Mid-America Apartments Communities, Inc. of our report dated March 8, 2005, except as to Note 13 which is as of February 28, 2007, relating to the consolidated statements of operations, shareholders’ equity and cash flows of Mid-America Apartment Communities, Inc. and subsidiaries for the year ended December 31, 2004, and the related financial statement schedule 2004 information, which report appears in the December 31, 2006 Annual Report on Form 10-K of Mid- America Apartment Communities, Inc.

/s/ KPMG LLP

Memphis, Tennessee
February 28, 2007